NEUBERGER BERMAN MANAGEMENT INCORPORATED
                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A


The Series of Income Managers Trust currently subject to this Agreement are as follows:

Neuberger Berman Cash Reserves Portfolio                         July 2,1993
Neuberger Berman Government Money Portfolio                      July 2,1993
Neuberger Berman High Yield Bond Portfolio                       March 2, 1998
Neuberger  Berman  Institutional  Cash  Portfolio                March 7, 2000
Neuberger Berman Limited  Maturity Bond Portfolio                July 2,1993
Neuberger  Berman Municipal Money Portfolio                      July 2,1993
Neuberger Berman Municipal Securities Portfolio                  July 2,1993